Prospectus Supplement No. 5                     Filed Pursuant to Rule 424(b)(3)
dated May 21, 2001                                        SEC File No. 333-49092
(To Prospectus dated November 24, 2000)

                               RADISYS CORPORATION
                                  $100,000,000

  5 1/2% Convertible Subordinated Notes Due 2007 and the Common Stock Issuable
                          upon Conversion of the Notes

          This is a supplement to the Prospectus dated November 24, 2000 (File No. 333-49092), as previously supplemented by Prospectus Supplement No. 1 dated December 14, 2000, Prospectus Supplement No. 2 dated December 28, 2000, Prospectus Supplement No. 3 dated January 31, 2001 and Prospectus Supplement No. 4 dated March 12, 2001, filed by RadiSys Corporation. All references to the Prospectus in this Prospectus Supplement No. 5 refer to the Prospectus as supplemented. Any cross references in this Prospectus Supplement No. 5 refer to portions of the Prospectus.

          The purpose of this Prospectus Supplement No. 5 is to supplement the information set forth in the Prospectus regarding the selling securityholders. The table below includes for each selling securityholder listed:

          o    its name;

          o principal amount of notes beneficially owned as of May 15, 2001 that may be offered and sold using the Prospectus;

          o principal amount of notes beneficially owned as of May 15, 2001 shown as a percentage of notes outstanding;

          o number of shares of the underlying common stock that may be offered and sold using the Prospectus; and

          o number of shares of RadiSys common stock beneficially owned shown as a percentage of RadiSys common stock outstanding.

         All of the information regarding beneficial ownership set forth below was furnished to us by the selling securityholders named below. The aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named in the table contained in the Prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933 since the dates as of which the selling securityholders named in the Prospectus provided to us the information regarding their notes.

                                       Principal amount
                                              of                             Number of
                                             notes                           shares of     Percentage of
                                         beneficially     Percentage of       common           common
                                          owned that          notes         stock that         stock
      Name of selling securityholder      may be sold      outstanding    may be sold(1)   outstanding(2)
------------------------------------   ----------------   -------------   --------------   -------------
McMahan Securities Co. L.P.(3)              $50,000             *                737             *
Banc of America Securities LLC(3)          $700,000             *             10,323             *


---------------
*Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $67.8038 per share of common stock. This conversion price, however, will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 17,224,512 shares of common stock outstanding as of May 15, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. We did not assume, however, the conversion of any other holder's notes. The selling securityholders named above do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the notes.

(3) The selling securityholder was previously named as a selling securityholder in the Prospectus in connection with the registration for resale under the Securities Act of 1933 of notes and underlying common stock previously beneficially owned by the selling securityholder and later sold or transferred (the "Previously Owned Securities"). The principal amount of notes and underlying common stock shown in the table above to be beneficially owned by the selling securityholder were acquired by the selling securityholder in one or more transactions occurring since the time that the Previously Owned Securities were acquired.

         The selling securityholders named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date as of which the information in the above table was supplied to us. Information about the selling securityholders named above may change over time. Any changed information will be set forth in prospectus supplements, if required.

         Because the selling securityholders named above may offer some or all of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of this offering. See "Plan of Distribution."

          The date of this Prospectus Supplement No. 5 is May 21, 2001.

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